Exhibit 99.1

News Release

Investors Contact: Media Contact:	Bill Horning (925) 658-6193 Beth Haiken (925) 658-6192

The PMI Group, Inc. Announces Housing, Mortgage and Credit Market Conditions to Adversely
Affect Third Quarter 2007 Financial Results

Walnut Creek, CA – October 18, 2007 – As a result of the continued weak housing and mortgage markets and associated dislocation in the credit derivative markets, The PMI Group, Inc. (NYSE: PMI) announced today that it expects to report a net loss per basic and diluted share outstanding of approximately $1.05 in the third quarter of 2007. The primary components of the loss are incurred losses in its U.S. Mortgage Insurance Operations and a mark-to-market (or fair value) adjustment at its unconsolidated subsidiary FGIC.

The Company’s review of the September mortgage default data on its U.S. mortgage insurance portfolio indicates that credit performance significantly worsened during the month and now expects paid claims, loss adjustment expenses and additions to the reserve for losses (collectively “total incurred losses”) for its U.S. mortgage insurance operations of approximately $350 million in the third quarter of 2007. As a result, the Company is withdrawing its full year total incurred loss guidance and other financial guidance.

Credit conditions also had an adverse effect on the insured credit derivative portfolio of FGIC, in which PMI is the lead strategic investor, with a common equity ownership of 42.0 percent. FGIC conducted a fair value review of its outstanding credit derivative contracts at September 30, 2007 and estimates that mark-to-market adjustments will result in an unrealized loss of approximately $206 million, pre-tax, in the third quarter of 2007. FGIC anticipates that as a result of this adjustment it will report a net loss for the third quarter of 2007 of approximately $65 million. As a result of PMI’s equity ownership in FGIC, PMI will realize an earnings per share loss of $0.32 in the third quarter of 2007 (which amount is included in the estimated third quarter 2007 net loss per share for The PMI Group, Inc. shown above).

PMI’s financial results for the third quarter of 2007 will be released before the financial markets open on October 30, 2007. PMI will hold a conference call on October 30, 2007 at 11:30 a.m. ET to discuss its financial results. This call will be available via webcast at PMI’s website: TUhttp://www.pmigroup.com/shareholders/UT. For those individuals who cannot listen to the call live, there will be a replay of the webcast available at this site approximately two hours after the call ends which will be posted for one month. A telephonic audio replay will be available approximately one hour after the call and can be accessed until November 30, 2007 by dialing 800-879-3992.

UAbout The PMI Group, Inc.

The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve around the world. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products, financial guaranty insurance, and financial guaranty reinsurance. PMI has operations in Asia, Australia and New Zealand, Canada, Europe, and the United States. For more information: TUwww.pmigroup.comUT.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our expectation with respect to our consolidated third quarter 2007 financial results. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. Such factors include, among others, national or regional recessions, credit market disruptions, war or terrorist activity, and regulatory and legislative developments. In particular, further deterioration in the housing, mortgage and related credit markets would likely harm our future consolidated results of operations. Declines in housing values and/or housing demand, deterioration of borrower credit, higher unemployment rates, changes in interest rates, higher levels of consumer credit, higher mortgage default and claim rates, higher claim sizes, the aging of our mortgage insurance portfolios, adverse changes in liquidity in the capital markets and the contraction of credit markets could negatively affect our U.S. Mortgage Insurance Operations’ financial performance, including its total incurred losses. Ratings actions with respect to our credit ratings or the insurance financial-strength ratings assigned by the major ratings agencies to our insurance subsidiaries; the use of alternatives to our mortgage insurance; the possibility that we or our unconsolidated subsidiaries may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves or fail to estimate accurately the fair value amounts of derivative financial contracts in determining gains and losses on these contracts; and our vulnerability to the performance of our unconsolidated subsidiaries which we do not control could harm our consolidated financial condition and results of operations. Other risks and uncertainties are discussed in our SEC filings, including our Annual Report Form 10-K for the year ended December 31, 2006 (in Item 1A) and Form 10-Q for the quarter ended June 30, 2007. We undertake no obligation to update forward-looking statements.

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